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                                                                     Exhibit 4.1


                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT

      This Amended and Restated Registration Rights Agreement, dated as of May 7, 1998 (this "Agreement"), is entered into by and among Lexicon Genetics Incorporated, a Delaware corporation (the "Company"), the persons listed on Schedule A hereto (the "Common Holders") and the persons listed on Schedule B hereto (the "Series A Holders").

                                   WITNESSETH:

      WHEREAS, the Company and the Common Holders are parties to a Registration Rights Agreement dated as of September 14, 1995 (the "Existing Agreement") pursuant to which the Common Holders possess certain rights with respect to the registration of the offer and sale of shares of the Common Stock, par value $0.001 per share ("Common Stock"), of the Company under the Securities Act of 1933, as amended; and

      WHEREAS, the Company proposes to enter into a Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with the Series A Holders providing for the purchase by the Series A Holders of shares of the Series A Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of the Company; and

      WHEREAS, the obligations of the Series A Holders under the Stock Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Company and the Common Holders;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

            (a) "Cain Shares" shall mean the Common Shares issued by the Company to Gordon A. Cain.

            (b) "Commercially Reasonable Best Efforts" when used with respect to an obligation to be performed or term or provision to be observed hereunder, shall mean such efforts (including, without limitation, expenditures of funds) as a prudent person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests.

            (c) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            (d) "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

            (e) "Common Holders" shall have the meaning set forth in the initial paragraph of this Agreement.

            (f) "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

            (g) "Common Shares" shall mean the shares of Common Stock issued or issuable by the Company to the Common Holders and any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares.


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            (h)   "Conversion Shares" shall mean (i) the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, (ii) the shares of Common Stock issued or issuable upon the exercise of the warrants issued to Punk, Ziegel & Company in connection with the sale of the Series A Preferred Stock and (iii) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares.

            (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

            (j) "Holder" shall mean (i) any Common Holder who holds Registrable Securities, (ii) any Series A Holder who holds Registrable Securities and (iii) any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9 hereof.

            (k) "Initiating Holders" shall mean (i) any Holder or Holders who in the aggregate hold at least 25% of the then-outstanding Cain Shares that constitute Registrable Securities or (ii) any Holder or Holders who in the aggregate hold at least 25% of the then-outstanding Conversion Shares that constitute Registrable Securities.

            (l) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

            (m) "Prospectus" means the prospectus included in any Registration Statement (including without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

            (n) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such Registration Statement.

            (o)   "Registrable Securities" shall mean (i) the Common Shares and
      (ii) the Conversion Shares, provided, however, that Registrable Securities shall not include any shares of Common Stock which have been disposed of pursuant to an effective Registration Statement, which have been sold or otherwise transferred under Rule 144 or which may be sold pursuant to Rule 144(k) pursuant to the terms set forth herein.

            (p) "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with this Agreement including, without limitation: (i) all registration and filing fees, (ii) the fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of


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      counsel in connection with blue sky qualifications of the Registrable
      Securities), (iii) all printing, messenger and delivery expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing or quotation, as appropriate, of the Registrable Securities, (vi) the fees and disbursements of counsel for the Company and the fees and expenses for independent certified public accountants retained by the Company (including the expenses of any special audit or cold comfort letters),
      (vii) the fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) the reasonable fees and expenses of one firm of counsel for the Series A Holders who are selling Registrable Securities pursuant to a Registration Statement, but shall not include Selling Expenses.

            (q) "Registration Statement" means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

            (r) "Rule 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

            (s) "Rule 145" shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

            (t) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

            (u) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses or paid by the Company pursuant to Section 4).

            (v) "Series A Holders" shall have the meaning set forth in the initial paragraph of this Agreement.

      2.    DEMAND REGISTRATION.

      2.1 Request for Registration. (a) If the Company shall receive from Initiating Holders, at any time or times not earlier than 180 days after the effective date of the first Registration Statement under the Securities Act filed by the Company for an offering of its securities to the general public, a written request (the "Request") that the Company effect any registration for the offer and sale of all or a part of the Registrable Securities held by the Holders participating in the proposed registration, for an amount of Shares which is not less than 15% of the aggregate combined number of the then outstanding shares held by Gordon A. Cain and the Series A Holders (calculated as if all such outstanding shares have been converted into Common Stock), under the Securities Act, the Company will:


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            (i)   within ten (10) days of the receipt of the Request, give
      written notice of the proposed registration to all other Holders; and

            (ii) as soon as practicable, use Commercially Reasonable Best Efforts to effect such registration (including, without limitation, filing a Registration Statement and any appropriate pre-effective or post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) so as to permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such Request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after such written notice from the Company is effective.

      Each Request shall specify the amount of Registrable Securities proposed to be sold and the intended method(s) of disposition thereof.

      (b) The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2:

            (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

            (ii) prior to the expiration of a period of twelve months after the Company has initiated any previous registration pursuant to this Section 2.1, or after the Company has initiated a total of three such registrations pursuant to this Section 2.1; provided that the Company shall not be required to effect (A) more than two such registrations requested solely by Initiating Holders of Conversion Shares and (B) more than one such registration requested solely by Initiating Holders of Cain Shares; and provided further that a registration initiated pursuant to this Section 2.1 and subsequently withdrawn by the Holders registering shares therein shall not be counted as a requested registration pursuant to this clause (ii) if such withdrawal is based upon material adverse information relating to the Company that is not known by the Initiating Holders at the time of their request for registration pursuant to this
      Section 2.1 or if the Holders bear the Registration Expenses for such registration;

            (iii) during the period starting with the date 60 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration (other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction), provided that the Company is actively employing in good faith all Commercially Reasonable Best Efforts to cause such Registration Statement to become effective;

            (iv) if the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by a majority in interest of the Initiating Holders (subject to the consent of the Company, which consent will not be unreasonably withheld); provided that the foregoing condition to the Company's obligation to effect a requested registration shall not apply in the event the registration may be effected on Form S-3;


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            (v)   if the Company and the Initiating Holders are unable to obtain the commitment of the underwriters described in clause (iv) above, if applicable, to firmly underwrite the offer; or

            (vi) if, within 14 days after its receipt of a written request to effect such registration, the Company causes to be delivered to the Initiating Holders an opinion of counsel reasonably acceptable to the Initiating Holders to the effect that the proposed disposition of Registrable Securities by the Holders wishing to dispose of their Registrable Securities pursuant to this Section 2 will not require registration or qualification under the Securities Act, it being specifically understood and agreed that such Holders will promptly furnish to the Company and such counsel all information such counsel may reasonably request in order to enable such counsel to determine whether it would be able to render such opinion.

      2.2 Right to Defer Registration. Subject to the provisions of Section 2.1(b), the Company shall use Commercially Reasonable Best Efforts to file a Registration Statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the Request or Requests of the Holders wishing to dispose of their Registrable Securities pursuant to this
Section 2; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such Registration Statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is, therefore, essential to defer the filing of such Registration Statement, then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental, provided that (except as provided in Section 2.1(b)(iii) above) the Company may not defer the filing for a period of more than 90 days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

      2.3 Underwriting. (a) If the registration requested by the Initiating Holders is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.1 (a) above. In such event, the right of any Holder to registration pursuant to Section 2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with the Company and other holders of securities of the Company exercising registration rights with respect to such registration) shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by a majority in interest of the Initiating Holders, subject to the consent of the Company, which consent shall not be unreasonably withheld.

      (b) Notwithstanding any other provision of this Section 2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated first to the Holders of the same kinds of Shares as the Initiating Holders (, Cain Shares or Conversion Shares) and thereafter as set forth in Section 10 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.3, then the Company shall offer to all Holders who have retained rights


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to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion first to the Initiating Holders with respect to the Cain Shares and Conversion Shares requested to be included by the Initiating Holders in such registration, then to the Holders of the same kinds of Shares as the Initiating Holders (e.g., Cain Shares or Conversion Shares) and thereafter in accordance with Section 10 hereof.

      3.    PIGGYBACK REGISTRATION.

      3.1 Notice of Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 2 hereof), other than a registration relating solely to employee benefit plans, a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

            (i) promptly give to each Holder written notice thereof (but in no event less than 30 days before the anticipated date of filing); and

            (ii) use Commercially Reasonable Best Efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 3.2 below, and in any underwriting involved therein (to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the terms of such underwriting), all the Registrable Securities specified in a written request or requests, made by any Holder within 20 days after the written notice from the Company described in clause (i) above is given. Such written request may specify all or a part of a Holder's Registrable Securities.

      3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The Holders shall be permitted to withdraw all or any part of the Registrable Securities from a registration pursuant to this Section 3 at any time prior to the effectiveness of such registration.

      3.3 Underwriting. (a) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.1 above. In such event, the right of any Holder to registration pursuant to this Section 3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with the Company and such other holders of securities of the Company exercising registration rights with respect to such registration) shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company or the security holders initiating such registration, as the case may be.

      (b) Notwithstanding any other provision of this Section 3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the amount of securities that are


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entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 10 hereof. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

      3.4 Continuing Obligation. No registration effected under this Section 3, and no failure to effect a registration under this Section 3, shall relieve the Company of its obligation to effect a registration upon the request of Holders pursuant to Section 2 (except as expressly provided therein), and no failure to effect a registration under this Section 3 and to complete the sale of Registrable Securities in connection therewith shall relieve the Company of any other obligation under this Agreement (including, without limitation, the Company's obligations to satisfy in full the Registration Expenses and its obligations pursuant to Section 6.1).

      4. EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement, including the reasonable fees of one counsel for the selling stockholders in the case of a registration pursuant to Section 2 or Section 3 shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

      5. REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use Commercially Reasonable Best Efforts to:

            (a) keep such registration effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period after the effectiveness of such requirements that the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; provided further, however, that in the case of a Registration Statement on Form S-3 (or any substitute form that may be adopted by the Commission) the Company will keep such registration effective for a period of 5 years or until the Holders have completed the distribution of all of their Registrable Securities;

            (b) promptly prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof; cause the Prospectus to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the selling Holders set forth in such Registration Statement or supplement to the Prospectus;

            (c) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

            (d) within a reasonable time period (to allow the opportunity, for review and comment, as set forth below) prior to filing a Registration Statement or a Prospectus or any amendment or supplement to


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      such Registration Statement or Prospectus furnish to (i) each selling
      Holder, (ii) not more than one counsel, if any, representing all selling Holders, to be selected by a majority-in-interest of such selling Holders, and (iii) each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, together with exhibits thereto, for purposes of each such person's review and comment, and thereafter furnish to such selling Holders, counsel and underwriters, if any, for their review and comment such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each Prospectus subject to completion) and such other documents or information as such selling Holders, counsel or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities;

            (e) notify each selling Holder of (and in any event within twenty-four (24) hours of the receipt of) any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it at the earliest possible moment if entered;

            (f) on or prior to the date on which the Registration Statement is declared effective by the Commission, use all reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any selling Holder reasonably (in light of the intended plan of distribution) requests, and (ii) file documents required to register such Registrable Securities with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such selling Holder to consummate the disposition of the Registrable Securities owned by such selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (f),
      (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

            (g) notify each selling Holder, selling Holders' counsel and any underwriter promptly (and in any event within 24 hours) and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information to be included in any Registration Statement or Prospectus or otherwise, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (v) of the happening of any event which makes any statement made in a Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated by reference therein untrue or which requires the making of any changes in such Registration Statement, Prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and Prospectus not misleading in light of the circumstances under which they were made; and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to


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      such Prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (h) make generally available an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than ninety
      (90) days after the end of the 12month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

            (i) if requested by the managing underwriter or underwriters, selling Holders' counsel, or any selling Holder, unless otherwise advised by counsel, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters request, or selling Holders' counsel requests, to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such selling Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such Prospectus supplement or post-effective amendment;

            (j) enter into customary agreements reasonably satisfactory to the Company (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities (the selling Holders, at their option may, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such underwriters also be made to and for the benefit of such selling Holders);

            (k) make available to each selling Holder (and will deliver to their counsel) and each underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company, its counsel or auditors and will also make available for inspection at reasonable times at the Company's offices by any selling Holder of such Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any such Selling Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement;

            (1) in connection with an underwritten offering, participate, to the extent reasonably requested by the managing underwriter or underwriters for the offering or the selling Holders, in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows"; provided that the Company shall not be obligated to participate in more than two such selling efforts in any 12-month period;


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            (m)   during the period when the Prospectus is required to be
      delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act;

            (n) use all reasonable efforts to obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters, as the selling Holders may request;

            (o) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

            (p) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

            (q) otherwise comply with all applicable rules and regulations of the Commission.

      6.    INDEMNIFICATION.

      6.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each selling Holder, its partners, officers, directors, employees and agents, and each Person, if any, who controls such selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the "Controlling Persons"), from and against any loss, claim, damage, liability, attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the "Damages") and any action in respect thereof to which such selling Holder, its partners, officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any preliminary Prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by a Selling Holder expressly for use therein, and shall reimburse each selling Holder, its partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses incurred by
 .that selling Holder, its partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to any Holder or other indemnitee to the extent that any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) such Holder failed to send or deliver a copy of the final Prospectus with or prior to the delivery of written confirmation of the sale by such Holder to the Person asserting the claim from which such Damages arise, and (ii) the final Prospectus would have corrected such untiiie statement or such omission; and provided further, however, that the Company shall not be liable in any such case to the extent that any such Damages arise out of or are based upon an untrue statement or omission in any Prospectus if (x) such untrue statement or omission is corrected in an amendment or supplement to such Prospectus, (y) having previously been furnished by or on behalf of the Company with copies of such Prospectus as so amended or supplemented, and (z) after being notified by the Company pursuant hereto of the happening of any event which would make any statement in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated by reference therein untrue or misleading, the Holder continues to offer for sale the


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
Registrable Securities pursuant to the Registration Statement or Prospectus which is the subject of such notice, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Damages arise; provided further, that the Company shall not be liable in any case to the extent that any such Damages arise out of or are based upon an untrue statement or omission in any Prospectus, even if an amended and corrected Prospectus is not furnished to the Holder, but only to the extent that the Holder, after being notified by the Company pursuant hereto, continues to use such Prospectus and in such case and to the extent of, and with respect to, Damages which arise after the Holder receives such notice. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 6.1.

      6.2 Indemnification by Selling Holders. Each selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to such selling Holder, but only with reference to information related to such selling Holder, or its plan of distribution, furnished in writing by such selling Holder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary Prospectus. In case any action or proceeding shall be brought against the Company or its officers, directors, employees or agents or any such controlling Person or its officers, directors, employees or agents, in respect of which indemnity may be sought against such selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, or such controlling Person, or its officers, directors, employees or agents, shall have the rights and duties given to such selling Holder, by the preceding paragraph. Each selling Holder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 6.2. Notwithstanding anything. contained herein to the contrary, no selling Holder shall be required to indemnify such underwriters or the Company or its officers, directors, employees or agents or any such controlling Person or its officers, directors, employees or agents, for any amount in excess of the net proceeds for the Registrable Securities sold for the account of such selling Holder.

      6.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 6.1 or 6.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "Indemnifying Party"), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 6.1 or 6.2 except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the opinion of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

      6.4 Contribution. If the indemnification provided for in this Section 6 is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative benefits but also the relative fault of the Company on the one hand and the Selling Holders on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The Company and the selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 6.4, no selling Holder shall be required to contribute any amount in excess of the amount by which the net proceeds for the Registrable Securities sold for the account of the selling Holder exceeds the amount of any damages which such selling Holder has otherwise paid by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each selling Holder's obligations to contribute pursuant to this Section 6.4 is several in the proportion that the proceeds of the offering received by such selling Holder bears to the total proceeds of the offering received by all the selling Holders and not joint.

      7.    INFORMATION AND OTHER OBLIGATIONS OF HOLDER.

      (a) As a condition to exercising the registration rights provided for herein, each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Agreement.

      (b) The failure of any Holder to furnish the information requested pursuant to Section 7(a) shall not affect the obligation of the Company under Sections 2 or 3 to the remaining Holder(s) who furnish such information unless, in the reasonable opinion of counsel to the Company or the underwriters, if any, such failure impairs or may impair the legality of the Registration Statement or the underlying offering.

      (c) Each Holder, with respect to any Registrable Securities included in any registration, shall cooperate in good faith with the Company and the underwriters, if any, in connection with such registration.

      (d) Each Holder, with respect to any Registrable Securities included in any registration, shall make no further sales or other dispositions, or offers therefor, of such shares under such Registration Statement if, during the effectiveness of such Registration Statement, an intervening event should occur which, in the opinion of counsel to the Company, makes the Prospectus included in such Registration Statement no longer comply with the Securities Act until such time as such holder has received from the Company copies of a new, amended or supplemented Prospectus complying with the Securities Act.

      8. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

            (a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the first Registration Statement under the Securities Act filed by the Company for an offering of its securities to the general public;

            (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

            (c) so long as a Holder owns any restricted Registrable Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first Registration Statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

      9. TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted to Holders by the Company under this Agreement may be transferred or assigned by a Holder in connection with any transfer or assignment of Registrable Securities; provided that any transfer or assignment of the registration rights granted under this Agreement shall be conditioned upon (i) the Company's being given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (ii) the assumption in writing by the transferee or assignee of the obligations of a Holder under this Agreement.

      10. ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Registrable Securities requested to be included in a registration on behalf of the Holders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities that may be so included, the number of shares of Registrable Securities that may be so included shall be allocated among the Holders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities held by such Holders. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or, with respect to registrations under Section 2 hereof, in order to include in such registration securities registered for the Company's own account or securities other than Registrable Securities.

      11. TERMINATION OF REGISTRATION RIGHTS. The right of any Holder to request registration or inclusion of Registrable Securities held by such Holder in any registration pursuant to Section 2 or 3 hereof shall terminate on the earlier to occur of (i) such date as all Registrable Securities held by such Holder (including any Registrable Securities that such Holder is entitled to acquire upon conversion of Series A Preferred Stock or exercise of warrants) have been sold under Rule 144 or an effective Registration Statement under the Securities Act or may immediately be sold under Rule 144(k), or (ii) the fifth anniversary of the completion of an initial public offering of Common Stock pursuant to an effective Registration Statement under the Securities Act.

      12. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. The Company agrees and covenants that it will not grant or allow any persons any registration rights with respect to any securities of the Company which rights are superior to the rights granted herein or which would reduce the number of Conversion Shares or Cain Shares that would be included for the account of Initiating Holders in any registration pursuant to Section 2 hereof, unless it shall first have obtained the written consent of (i) the Holders of at least 75% of the outstanding Registrable Securities, (ii) the Holders of at least 50% of the outstanding Conversion Shares that constitute Registrable Securities, and (iii) the Holders of at least 66-2/3% of the outstanding Cain Shares that constitute Registrable Securities.

      13.   MISCELLANEOUS.

      13.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without reference to the conflicts of law principles thereof.

      13.2 Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      13.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Without limiting the foregoing, this Agreement amends and restates the Existing Agreement in its entirety.

      13.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, including Federal Express or similar courier services, addressed (a) if to a Holder, to such Holder's address as set forth in the stock records of the Company, or (b) if to the Company, to 4000 Research Forest Drive, The Woodlands, Texas 77381 Attn: President, or at such other address as the Company shall have furnished to the

Holders. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or:- if sent by mail or courier, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

      13.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Holders, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect such provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      13.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      13.8 Amendment and Waiver. Except as expressly provided herein, this Agreement, or any provision hereof, may be amended, waived, discharged or terminated upon the written consent of the Company and the Holders of at least 75% of the then outstanding Registrable Securities; provided, however, that (i) if any of the rights of the Holders of the Conversion Shares are adversely affected by such amendment or waiver, the written consent of the Holders of at least 50% of the outstanding Conversion Shares that constitute Registrable Securities shall also be required, and (ii) if any of the rights of the Holders of the Cain Shares are adversely affected by such amendment or waiver, the written consent of the Holders of at least 66-2/3% of the outstanding Cain Shares that constitute Registrable Securities shall also be required.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    LEXICON GENETICS INCORPORATED

                                    By: /s/ Arthur T. Sands
                                        --------------------------------------
                                          Arthur T. Sands, M.D., Ph.D.
                                          President and Chief Executive Officer